Exhibit 99.1

T.  ROWE PRICE GROUP EXPECTS DECLINE IN FIRST QUARTER EARNINGS

Continuation of Share Repurchase Program and Business Growth Among Topics To Be Discussed at Company’s Annual Meeting

BALTIMORE (April 10, 2003) – George A. Roche, chairman and president of T. Rowe Price Group, Inc. (Nasdaq: TROW) will tell stockholders at the Company’s annual meeting today that he expects the firm’s first quarter earnings to decline versus the $.41 per share earned in the first quarter of 2002. The annual meeting is scheduled for 10:00 a.m. at the Hyatt Regency Hotel in Baltimore.

Mr. Roche will indicate that the decline in domestic and foreign equity markets had the most significant impact on 2003’s first quarter results. The firm’s assets under management are at lower levels than the first quarter of 2002, which was the strongest quarter of last year. Due to these market declines, investment advisory fees declined more than 10% versus the first quarter of 2002. Expenses were flat to modestly up in the first quarter, as the Company takes advantage of opportunities to invest in future growth. Earnings per share should decline approximately 30% for the first quarter versus last year’s first quarter.

“Although the current environment is a concern for the Company, the firm’s relatively strong investment results and positive cash flows into its mutual funds and managed accounts make this an opportune time to invest for future growth,” Mr. Roche said. “The performance of T. Rowe Price funds has continued to compare favorably with their peer groups, as 80 percent of the mutual funds managed by the Company surpassed their Lipper averages for the one-, three-, and five-year periods ended December 31, 2002.”

Following are excerpts from Mr. Roche’s prepared annual meeting remarks:

Market Outlook
 “The outlook for the economic and financial markets will remain uncertain as our country deals with the resolution of the conflict in Iraq. Despite this uncertainty and poor returns in the financial markets during the first quarter, we believe that the most likely outcome is one of improvement during the remainder of the year. The economy should continue on a slow growth path, with positive resolution to the conflict in Iraq doing a great deal to help the economic picture. Inflation should remain contained within acceptable parameters, which is positive news for the bond market. We believe fixed income investors will enjoy more moderate returns going forward, and those willing to take on a greater degree of risk could be rewarded in the high-yield sector of the market. In the equity markets, we anticipate gains that are more in line with historical trends over the rest of the year, particularly when the crisis in the Middle East is more clearly resolved.”

Outlook for T. Rowe Price
 “The financial position of the Company remains very strong. The Company maintained its debt reduction and share repurchase activities during the first quarter. It paid down $11 million in long-term debt, reducing total long-term debt to $45 million, and repurchased 787,000 shares of common stock during the quarter at a cost of $20 million. The Board of Directors is expected to authorize a repurchase program of an additional five million shares of common stock to add to the remaining 846,000 shares in the current program.

“Management believes the firm has a number of excellent opportunities to invest in the business. The Company is undertaking initiatives in a number of areas, including investment management, international expansion, world-class service programs, enhanced investor and client communications, and technology. Management will also continue to closely manage its expenses, which have been reduced in a meaningful way during the last two years.

“We believe that our firm is very well positioned to show improved results in a better market environment. We recognize that both the economy and the financial markets are dependent upon more certainty regarding the war in Iraq. As this appears to be moving toward a favorable resolution, barring an external shock to the financial markets, we believe that the remainder of this year should be one of an improving environment for the financial markets and the Company.”

Election of Directors
 In other business, the Company’s stockholders are expected to elect the 15 nominees to the Board of Directors. Upon election, James T. Brady would join the 14 incumbent directors and become the Board’s sixth independent director. Mr. Brady has been the Managing Director – Mid Atlantic of Ballantrae International, Ltd., a management consulting firm, since 1999 and served from 1995 to 1998 as Secretary of the Maryland Department of Business and Economic Development.

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization with about $140 billion in assets under management as of March 31, 2003. T. Rowe Price provides a broad array of mutual funds, sub-advisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income, and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 7 of the company’s Form 10-K Annual Report for 2002.

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